Exhibit 19.1

Noble Corporation PLC
Policy on Trading in Company Securities
Introduction
The following Noble Corporation plc Policy on Trading in Company Securities (the “Policy”) has been adopted by the Board of Directors of Noble Corporation plc (“Noble,” or, together with its consolidated subsidiaries, unless the context otherwise requires, the “Company”). Violation of the insider trading prohibitions under applicable securities laws triggers strict sanctions. A violator may be liable for any profit made or loss avoided, monetary fines, adverse employment actions, imprisonment, and criminal prosecution.
You should read the policy carefully and in its entirety. As described in the Policy, its basic coverage applies to all directors, officers, employees, and agents of the Company, and their Closely Associated Persons (as defined in the Policy), and the Addendum (the “Addendum”) to the Policy applies to the directors and certain officers subject to Section 16 under the Securities Exchange Act of 1934, as amended (“Officers”), (and their Closely Associated Persons, as defined in the Addendum) and certain designated employees and consultants who have been designated as Covered Persons (as defined in the Addendum) and their Closely Associated Persons. The Company will notify you in writing if you are subject to the Addendum.
Directors and Officers of Noble (and their Closely Associated Persons), in addition to being subject generally to the Addendum, are subject to the pre-clearance procedures and reporting obligations described in the Addendum. These individuals may not engage in any transaction involving the purchase, sale, or gifting of ordinary shares of the Company or other securities of the Company (“Company Securities”) without first obtaining pre-clearance of the transaction from the Company’s Pre-Clearance Officer (as defined in the Addendum) in accordance with the procedures of the Policy. The Pre-Clearance Approval Form and the Reporting Form, each set forth immediately following the Policy, should be used for the purpose of obtaining such pre-clearance approval and reporting such complete transaction, respectively.

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1Scope
This policy applies to the directors, officers, employees and agents of Noble Corporation plc (“Noble”, or, together with its consolidated subsidiaries, unless the context otherwise requires, the “Company”) and is intended to facilitate compliance by such insiders with laws relating to insider trading.
This policy relates to any purchase, sale, or gift of Company Securities.
1.Stock Options. Generally, this policy does not relate to “direct” (as opposed to “cashless”) exercises of options to purchase Company stock (i.e., share purchases pursuant to the exercise of Company stock options where no sale of the underlying shares is involved). This policy does relate to any sale of shares of Company stock purchased pursuant to an option, including by “cashless” exercise, as well as any sale or gift of an option itself.
2.Deferred Compensation Plan. This policy relates to acquisitions or dispositions of Company stock made within any of the Company’s deferred compensation plans when such transactions are made at the discretion of a person that is subject to this policy.
3.Vesting of Restricted Stock and Settlement of Performance Stock Units. This policy does not apply to the automatic deduction of shares by the Company from your restricted stock or performance stock unit account to satisfy the statutory tax withholding liability upon the vesting of restricted stock or settlement of performance stock units. This Policy does apply, however, to any open market sale of vested shares, including to satisfy tax liabilities.
4. 10b5-1 Plans. This policy does not apply to trades made pursuant to a “Rule 10b5-1 Plan” approved by the Company; however, this policy does apply to adopting, modifying, or terminating a 10b5-1 Plan.
5.Company Transactions Policy. From time to time, the Company may engage in transactions in its own securities. It is the Company’s policy to comply with all applicable securities laws (including appropriate approvals by the board of directors or appropriate committee, if required) when engaging in transactions in Company Securities.
2Definitions
None.
3Policy
1.Rules
1.When Trading is not Permitted
Under applicable securities laws and under this policy, when you possess any material, nonpublic information about the Company or its operations, you, together with your spouse, minor children or other adults living in your household, may not (i) buy, sell, or gift Company Securities (other than an approved Rule 10b5-1 Plan as discussed below) or (ii) pass on such information to others who then trade. Information is generally considered “material” if a reasonable investor would deem it to be important in making a decision regarding the purchase or sale of the securities or that would likely have a significant effect on the price of the Company Securities. Financial information generally will be considered material if it shows a positive or a negative trend or a change in the Company’s financial performance that was not evident in previously disclosed financial information. Obviously, one is less likely to possess material nonpublic information of a financial nature during the early part of any quarter, in other words, soon after financial statements for the prior quarter have been published. Conversely, one is more likely to have material nonpublic information of a financial nature toward the end of any quarter, and trading in the Company Securities is therefore more risky at that time.

Document # ASC_5500.0_D UNCONTROLLED WHEN PRINTED	Owned by: Associate General Counsel & Corporate Secretary	Date Last Approved: 31 Jan 2025

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Nonfinancial information may also be “material” under the securities laws. You may not buy, sell, or gift Company Securities if you have nonpublic information about a significant event such as the loss or gain of a major customer, changes in key personnel, commencement of or developments in significant litigation by or against the Company, etc. (in other words, any information that could positively or negatively affect the market price of the Company Securities).
Information is “nonpublic” if it has not been disclosed broadly to the general public. The information must have been publicly disseminated in a manner designed to reach investors generally, e.g., in a Company press release over the wire or filing with the U.S. Securities and Exchange Commission (“SEC”) or by means of a Regulation FD-compliant webcast, and investors must be given sufficient time to fully absorb the information. The fact that rumors, speculation, or statements attributed to unidentified sources are public is insufficient to be considered publicly disseminated even when the information is accurate. As a general rule, for purposes of this Policy, information is considered nonpublic until the close of market following the completion of one (1) full trading day after it has been publicly released.
The United States Securities and Exchange Commission has adopted Rule 10b5-1, which creates an affirmative defense to insider trading liability that is designed to cover situations in which an insider can demonstrate that material, nonpublic information was not a factor in such person’s trading decision—that is, that the trade was not made “on the basis of” material, nonpublic information. The affirmative defense is available to a person purchasing, selling, or gifting Company Securities while aware of material, nonpublic information if, before becoming aware of the information, the person has adopted a written plan for trading Company Securities. Officers, directors, and employees (or any person related to an officer, director, or employee) of the Company, who wish to trade on the NYSE, may enter into such a Rule 10b5-1 sales or purchase plan if they so desire, subject to the restrictions discussed in this policy.
In addition to the foregoing restrictions, directors, officers, and certain other employees and agents of the Company as may be designated from time to time by Noble’s President and Chief Executive Officer (or their delegee) are subject to an Addendum to Policy on Trading in Company Securities (the “Addendum”). The Company will notify you in writing if you are subject to the Addendum. The Addendum generally prohibits persons covered by it from trading in Company Securities during quarterly blackout periods and during certain situation-specific blackouts. Additionally, Statutory Insiders and their Closely Associated Persons (each as defined in the Addendum) also must pre-clear all transactions in Company Securities as described in the Addendum and must comply with the reporting obligations as described in the Addendum.
If you have any questions about whether you are permitted to trade in the Company Securities at any particular time, you should contact the Company’s General Counsel, who has been designated as our compliance officer for purposes of this policy (or their successor), with a copy to the Associate General Counsel – Corporate.

Document # ASC_5500.0_D UNCONTROLLED WHEN PRINTED	Owned by: Associate General Counsel & Corporate Secretary	Date Last Approved: 31 Jan 2025

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2.Short Sales, Derivatives, Margin Accounts, Hedging and Pledging, and Limit Orders
You should not engage in short sales of the Company Securities, engage in hedging or monetization transactions, including any use of financial instruments such as prepaid variable forwards, equity swaps, collars, or exchange funds or other transactions designed to offset any decrease in the market value of the Company Securities, purchase Company Securities on margin, pledge Company Securities as collateral for a loan, or trade in derivatives of a Company Security, such as buy or sell puts or call options and forward transactions relating to the Company Securities. You should not place limit orders for Company Securities that remain effective after the day on which they are placed (such as “good until cancelled” orders), except under an approved Rule 10b5-1 Plan as described below.
3.Liability for “Tipping” and Confidentiality
You cannot have a friend, relative, or associate buy or sell stock for you at any time when you cannot do so yourself. In addition, if you give another person a “tip” about the Company (in other words, give him or her any material nonpublic information), both you and the “tippee” can be held liable under securities laws if the tippee buys or sells stock or “tips” others who buy or sell stock. Any person who obtains material nonpublic information, whether or not he or she is an employee of the Company, should not buy or sell Company Securities. Material nonpublic information should be maintained in strict confidence and should be discussed, even within the Company, only with persons who have a “need to know.” You should exercise the utmost care and circumspection in dealing with information that may be material nonpublic information. Conversations in public places, such as hallways, elevators, restaurants, and airplanes, involving information of a sensitive or confidential nature should be avoided. Written information should be appropriately safeguarded and should not be left where it may be seen by persons not entitled to the information.
4.Trading in Other Companies
The Company may engage in business transactions with other companies whose securities are publicly traded (“Business Partners”). Information learned in connection with transactions or relationships with these other companies may constitute material nonpublic information about the other company. You are also prohibited from trading in the securities of these Business Partners while aware of material nonpublic information about the companies and from communicating that information to any other person for such use.
Furthermore, you should understand that, in certain situations, U.S. or other securities laws may also prohibit trading (or recommending or suggesting that anyone else trade) in the securities of any other company (whether or not a Business Partner) while the person has material nonpublic information obtained by reason of and in the course of the person’s employment or service with the Company that, even if not directly about the other company, could materially affect the market price for securities of that other company.

Document # ASC_5500.0_D UNCONTROLLED WHEN PRINTED	Owned by: Associate General Counsel & Corporate Secretary	Date Last Approved: 31 Jan 2025

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5.Rule 10b5-1 Plans
The compliance of any Rule 10b5-1 Plan with the applicable rules of the SEC is the responsibility of the person entering into such a plan. You are advised to seek your own counsel if you choose to enter into a Rule 10b5-1 Plan. In addition, it is Noble’s policy that all Rule 10b5-1 Plans shall be submitted to the Company’s Legal Department for review and approval prior to their adoption or any modification or termination in accordance with the pre-clearance procedures described in the Addendum and should be implemented only at a time when the person is not aware of any material nonpublic information and is not otherwise subject to a blackout or other situation-specific restricted trading period, and when you otherwise could trade. All 10b5-1 Plans must, among other legal requirements, include a “cooling-off period” in accordance with applicable securities rules.
6.Exceptions
In certain limited circumstances, a transaction otherwise prohibited by this policy may be permitted if, prior to the transaction, the General Counsel or the Board of Directors of the Company determines that the transaction is not inconsistent with the purposes of this policy.

Document # ASC_5500.0_D UNCONTROLLED WHEN PRINTED	Owned by: Associate General Counsel & Corporate Secretary	Date Last Approved: 31 Jan 2025

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Noble Corporation PLC
Addendum to
Policy on Trading in Company Securities
1Scope
This Addendum to Policy on Trading in Company Stock (this “Addendum”) applies to the directors and officers of Noble and certain employees and consultants of the Company as may be designated from time to time by Noble’s Chief Executive Officer (or delegee). Noble’s Chief Executive Officer (or delegee) may from time to time change the individuals who are subject to this Addendum (other than Statutory Insiders and their Closely Associated Persons [as defined below]). Capitalized terms used in this Addendum without definitions have their meaning set forth in the Policy.
As set forth in the Policy, the Company will notify you in writing if you are subject to this Addendum and in what capacity. The Company will also keep a list of all individuals subject to this Addendum either internally or through an external third-party system.
This Addendum is in addition to and supplements the Policy and is intended to facilitate compliance by the persons subject to this Addendum with laws relating to insider trading.
2Definitions
For purposes of this Addendum, the following definitions apply:
•Statutory Insider: A person within the Company who is:
•A member of the board of directors of Noble; or
•An officer subject to Section 16 of the United States Securities Exchange Act of 1934, as designated by the board of directors of Noble (also referred to as “Officers”).
•Closely Associated Person: who is:
•A spouse, or a partner considered to be equivalent to a spouse in accordance with applicable law;
•A dependent child;
•Other adults living in your household; or
•Any entities (such as corporations and trusts) whose transactions in Company Securities are managed or controlled by you or any of the persons listed above.
•Other Covered Person who is:
•Any person informed that they are on a “blackout list” by the Company either internally or through an external third-party system.

Document # ASC_5500.0_D UNCONTROLLED WHEN PRINTED	Owned by: Associate General Counsel & Corporate Secretary	Date Last Approved: 31 Jan 2025

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3Policy
1.Blackout Procedures
All persons subject to this Addendum are subject to the following “blackout” periods.
1.Quarterly Blackout Periods
The persons subject to this Addendum must refrain from engaging in transactions involving the purchase, sale or gifting of Company Securities (including the adoption, modification, or termination of Rule 10b5-1 Plans) commencing on the fifteenth calendar day of the month in which each fiscal quarter ends and extending until one full trading day has elapsed after the day on which the Company’s quarterly or annual earnings for the applicable quarter are released. A quarterly blackout period will, therefore, typically begin on each December 15, March 15, June 15, and September 15, and end on the next trading day after one full trading day has elapsed after quarterly financials have been released in respect of the prior quarter (and year, in the case of the blackout period beginning each December 15). If earnings are released before the market opens on a Thursday, the quarterly blackout period will extend through that day and transactions could again occur on Friday. If earnings are released after the market opens on a Thursday, the blackout period will extend through that day and the next and transactions could again occur at the open of the market on Monday.
2.Additional Restrictions in Specific Circumstances
From time to time, Noble may recommend, or require, that persons subject to this Addendum refrain from trading for a period of time because of developments known to Noble and not yet disclosed to the public (referred to as a “special blackout period”). In such a case, the persons so advised should not engage in any transaction involving the purchase, sale, or gifting of Company Securities until advised that the restriction has been terminated and should not disclose to others inside or outside of the Company the fact that Noble has imposed a special blackout period on certain persons.
3.Rule 10b5-1 Plans
Notwithstanding the blackout restrictions in the preceding paragraphs, transactions in Company Securities may be made during blackout periods if made pursuant to a Rule 10b5-1 Plan, so long as the adoption of the plan
•did not occur within a blackout period;
•occurred when the adopting person was not aware of material nonpublic information regarding the Company and otherwise could trade in Company Securities; and
•was pre-cleared in accordance with the procedures described below, if the adopting person was a person subject to such pre-clearance procedures at the time of adoption of the plan.
Please note that the existence of blackout periods should not be considered a safe harbor for trading during other periods, and all individuals subject to this Addendum should use good judgment at all times, regardless of whether their transactions may be pre-cleared in accordance with the procedures below. For example, occasions may arise when individuals covered by this Addendum become aware prior to the

Document # ASC_5500.0_D UNCONTROLLED WHEN PRINTED	Owned by: Associate General Counsel & Corporate Secretary	Date Last Approved: 31 Jan 2025

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start of a blackout period that earnings for that quarter are likely to exceed, or fall below, market expectations to an extent that is material. In such a case, those individuals should refrain from trading (and/or seeking pre-clearance, if the pre-clearance procedures described below are applicable to the individual) even prior to the commencement of the regular quarterly blackout period.
If you have any questions about whether you are permitted to trade in the Company Securities at any particular time, you should contact Noble’s General Counsel, who has been designated as our compliance officer for purposes of this Policy and Addendum (or their successor), with a copy to Associate General Counsel – Corporate.
2.Additional Liability for Statutory Insiders
In addition to the general rules set forth above, Statutory Insiders and more than 10 percent stockholders of Noble are subject to certain additional rules governing their transactions in Company Securities. Section 16 of the United States Securities Exchange Act of 1934 prohibits Statutory Insiders from realizing “short-swing profits” from buying any Company stock within six months before or after a sale or selling any Company stock within six months before or after a purchase. Although Section 16 is designed to prevent the abuse of inside information, it is an absolute rule, and it applies whether or not the Statutory Insider actually possesses any material nonpublic information. You will be notified in writing by the Company if you are a Statutory Insider.
3.Pre-Clearance Procedures
The Company’s Statutory Insiders and their Closely Associated Persons are subject to the pre-clearance procedures described below.
Statutory Insiders and their Closely Associated Persons may not engage in any transaction involving the purchase, sale, or gifting of Company Securities without first obtaining pre-clearance of the transaction from Noble’s General Counsel, with a copy to Associate General Counsel – Corporate (each as “Pre-Clearance Officer”). The pre-clearance request form is attached to this Addendum. A request for pre-clearance should be submitted no more than three business days in advance of the proposed transaction. The Pre-Clearance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. One Pre-Clearance Officer may not engage in any transaction involving the purchase, sale, or gift of Company Securities unless the other Pre-Clearance Officer has approved the transaction in accordance with the procedures set forth in this Policy and Addendum.
•Notwithstanding the pre-clearance procedures in the preceding paragraph, transactions in Company Securities do not need to be pre-cleared with the Pre-Clearance Officer if made pursuant to a Rule 10b5-1 Plan approved and adopted in compliance with the conditions described above in this Addendum and in the Policy.
4.Reporting Requirements
The Company’s Statutory Insiders and their Closely Associated Persons are subject to the reporting requirements described below.
1.Under U.S. Law
Statutory Insiders and their Closely Associated Persons are required to report their beneficial ownership of and transactions in the Company

Document # ASC_5500.0_D UNCONTROLLED WHEN PRINTED	Owned by: Associate General Counsel & Corporate Secretary	Date Last Approved: 31 Jan 2025

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Securities to the SEC on certain forms (Form 3, Form 4, and Form 5), subject to certain exceptions. Note that most transactions in Company Securities by Statutory Insiders must be reported within two business days after the date the transaction occurs.
2.Timely Information to the Company and Liability
Immediately upon completing a transaction in Company Securities, Statutory Insiders or their Closely Associated Persons should contact Noble’s General Counsel, with a copy to Associate General Counsel – Corporate in order to provide the Company with the required details on the transaction to facilitate the Company’s filing of the required forms with the SEC. It is the Statutory Insider who must ensure that the Company in each individual case and well ahead of the expiry of the deadlines for notification will receive an adequate notification that may form the basis of the Company's timely notification on behalf of the Statutory Insider. Failure by a Statutory Insider to comply with their duty to report, including their involvement in an act of violation of the duty to report, may, depending on the circumstances, result in a fine or adverse employment actions (for Company directors and employees).

Document # ASC_5500.0_D UNCONTROLLED WHEN PRINTED	Owned by: Associate General Counsel & Corporate Secretary	Date Last Approved: 31 Jan 2025

Noble Corporation PLC Policy on Trading in Company Securities Pre-Clearance Approval Form		I hereby request pre-clearance to make the following transaction(s) related to securities of Noble Corporation plc:

Transaction Information Please enter transaction details.

Name:				Purchase Or other acquisition (number of shares)	Sale Or other disposition (number of shares)
Title:
If you are a Closely Associated Person, provide Name and Title of Company Statutory Insider:		a.	Company Shares
		b.	Entry into 10b5-1 Plan
(Orders for Transactions must be completed within three [3] business days after the receipt of approval.)		c.	Other (provide written description below)

The undersigned hereby confirms they have reviewed and are in compliance with the attached Policy on Trading in Company Securities and further certifies that they are not, and will not at the time of Transaction be, in possession of material, nonpublic information relating to the Company. For Directors and Officers, the undersigned also hereby confirms that, based on today’s share price, after giving effect to the requested trade, the undersigned will continue to meet, or remain on track to meet, the share ownership requirements set forth in the Share Ownership Policy.

Signature	Date

Required Approval

Designated Pre-Clearance Officer (Obtain the signature of the Company’s General Counsel)	Date

Alternate Pre-Clearance Officer (Obtain the signature of the Company’s Associate General Counsel—Corporate)	Date

Document # ASC_5500.0_D UNCONTROLLED WHEN PRINTED	Owned by: Associate General Counsel & Corporate Secretary	Date Last Approved: 31 Jan 2025